The Income Fund of America One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Phone (415) 421-9360 Fax (415) 393-7140

July 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,330,998
Class B	$80,729
Class C	$230,046
Class F1	$85,584
Class F2	$30,163
Total	$2,757,520
Class 529-A	$38,154
Class 529-B	$3,103
Class 529-C	$11,366
Class 529-E	$1,682
Class 529-F1	$1,288
Class R-1	$3,860
Class R-2	$20,558
Class R-3	$46,768
Class R-4	$35,774
Class R-5	$22,040
Class R-6	$29,960
Total	$214,553

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7475
Class B	$0.6161
Class C	$0.6144
Class F1	$0.7388
Class F2	$0.7786
Class 529-A	$0.7348
Class 529-B	$0.5984
Class 529-C	$0.6060
Class 529-E	$0.6893
Class 529-F1	$0.7714
Class R-1	$0.6138
Class R-2	$0.6131
Class R-3	$0.6860
Class R-4	$0.7354
Class R-5	$0.7853
Class R-6	$0.7933

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,118,990
Class B	104,511
Class C	366,521
Class F1	119,484
Class F2	44,010
Total	3,753,516
Class 529-A	55,412
Class 529-B	4,512
Class 529-C	19,569
Class 529-E	2,609
Class 529-F1	1,844
Class R-1	6,447
Class R-2	32,820
Class R-3	66,103
Class R-4	47,725
Class R-5	28,160
Class R-6	44,629
Total	309,830

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.97
Class B	$16.85
Class C	$16.80
Class F1	$16.94
Class F2	$16.97
Class 529-A	$16.95
Class 529-B	$16.89
Class 529-C	$16.89
Class 529-E	$16.91
Class 529-F1	$16.95
Class R-1	$16.89
Class R-2	$16.82
Class R-3	$16.92
Class R-4	$16.95
Class R-5	$16.97
Class R-6	$16.98